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DELAWARE

- Amendment to Fund Participation Agreement between Delaware VIP Trust dated December 31, 2007 (Fund/SERV)

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                   AMENDMENT TO FUND PARTICIPATION AGREEMENT
                                    BETWEEN
                               DELAWARE VIP TRUST
                          DELAWARE DISTRIBUTORS, L.P.
                COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY
                                      AND
                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

     This Amendment is made this 31st day of December 2007, by and between Delaware VIP Trust (the "Trust"), Delaware Distributors, L.P. (the "Distributor"), Commonwealth Annuity and Life Insurance Company ("Commonwealth Annuity") and First Allmerica Financial Life Insurance Company ("FAFLIC").

                                  WITNESSETH:

     WHEREAS, the Trust (formerly known as Delaware Group Premium Fund, Inc.), the Distributor (formerly known as Delaware Distributors, Inc.), Commonwealth Annuity (formerly known as SMA Life Assurance Company and as Allmerica Financial Life Insurance and Annuity Company) and FAFLIC (formerly known as State Mutual Life Assurance Company of America) entered into a Fund Participation Agreement dated December 23, 1991 (the "Agreement"); and

     WHEREAS, the parties to the Agreement have determined to amend said Agreement to insert a new section to the Agreement relating to processing orders via the National Securities Clearing Corporation ("NSCC"); and;

     WHEREAS, the parties desire to memorialize the amendment to the Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement shall be amended as follows:

     1. A new Paragraph 1.10 shall be added to Article I as follows:

     "1.10 The Trust, the Distributor, Commonwealth Annuity and FAFLIC intend that communications, processing and settlement of purchase and redemption transactions for Shares (collectively, "Share transactions") shall occur via the Fund/SERV and Networking systems of the National Securities Clearing Corporation (hereinafter, "NSCC"). Distributor represents and warrants that it or one of its affiliates: (a) has entered into an agreement or agreements with NSCC to process transactions via Fund/SERV and Networking, (b) has met and will continue to meet all of the requirements to participate in Fund/SERV and Networking, and (c) intends to remain at all times in compliance with the then-current rules and procedures of NSCC, all to the extent necessary or appropriate to facilitate such communications, processing, and settlement of Share transactions. Commonwealth Annuity and FAFLIC represent that one or more of their affiliates or designee(s) (a) has entered into an agreement or agreements with NSCC to process transactions via Fund/SERV and Networking and (b) has met and will continue to meet all of the requirements to participate in Fund/SERV and

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     Networking, and (c) intends to remain at all times in compliance with the then-current rules and procedures of NSCC, all to the extent necessary or appropriate to facilitate such communications, processing, and settlement of Share transactions. Distributor or Trust agrees to provide Commonwealth Annuity and FAFLIC or such other entity as Commonwealth Annuity and/o FAFLIC directs with account positions and activity data relating to Share transactions via Networking. Commonwealth Annuity and FAFLIC shall pay for Shares in the manner and within the time as required by the Fund/SERV and Networking rules.

     For purposes of this Agreement, "Fund/SERV" shall mean NSCC's system for automated, centralized processing of mutual fund purchase and redemption orders, settlement, and account registration. "Networking" shall mean NSCC's (Level Zero) system that allows mutual funds and life insurance companies to exchange account level information electronically. In all cases, processing and settlement of Share transactions shall be done in a manner consistent with applicable law.

     In the event that any party is prohibited or unable to communicate, process or settle Share transactions via Fund/SERV or Networking, such party shall provide prompt notice to the other parties. After all parties have been notified, the original provisions contained in the Agreement regarding process or settlement of Share transactions shall apply.

     2. Article XII of the Agreement shall be deleted in its entirety and replaced with the following language:

     ARTICLE XII: NOTICE.

     Any notice or amendment required or permitted hereunder shall be in writing and shall be given by personal service, mail, or facsimile to the other parties at the address set forth below (or such other address as the parties may specify by written notice). Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile, whichever occurs first at:

If to the Trust:               Delaware VIP Trust
                               One Commerce Square
                               2005 Market Street
                               Philadelphia, PA 19102


If to the Distributor:         Delaware Distributors, L.P.
                               One Commerce Square
                               2005 Market Street
                               Philadelphia, PA 19102
                               Attention: Douglas L. Anderson
                                          Senior Vice President/Operations
                               Fax:       215-255-1012



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With a copy to:                General Counsel
                               Delaware Investments
                               One Commerce Square
                               2005 Market Street
                               Philadelphia, PA 19102

If to Commonwealth Annuity
and Life Insurance Company:
                               Michael A. Reardon
                               President and CEO
                               Commonwealth Annuity and Life Insurance
                               Company
                               132 Turnpike Road, Suite 210
                               Southborough, MA 01772
                               Fax: 508-460-2401

With a copy to:                Office of the General Counsel
                               First Allmerica Financial Life Insurance Company
                               440 Lincoln Street
                               Worcester, MA 01653
                               Fax: (508)-855-3523

     3. Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.

COMMONWEALTH ANNUITY AND                 DELAWARE VIP TRUST
LIFE INSURANCE COMPANY

By: /s/ Michael A. Reardon               By: /s/ Patrick P. Coyne
    -----------------------------            -----------------------------------
NAME: MICHAEL A. REARDON                 NAME: PATRICK P. COYNE
TITLE: PRESIDENT AND CEO                 TITLE: PRESIDENT

FIRST ALLMERICA FINANCIAL                DELAWARE DISTRIBUTORS, L.P.
LIFE INSURANCE COMPANY
BY: COMMONWEALTH ANNUITY AND LIFE
INSURANCE COMPANY (POA)

By: /s/ Michael A. Reardon               By: /s/ Douglas L. Anderson
    -----------------------------            -----------------------------------
NAME: MICHAEL A. REARDON                 NAME: DOUGLAS L. ANDERSON
TITLE: PRESIDENT AND CEO                 TITLE: SENIOR VICE PRESIDENT/OPERATIONS